Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

2018 FULL YEAR INITIAL GUIDANCE

NXRT Reports Net Income of $56.4 million and 8.6% Same-Store NOI Increase for the Full Year 2017; $57.3 million of Bridge Facility Repayment; $19.3 million of Dividends Paid; and approximately $2.4 million of Share Repurchase Activity

Dallas, TX, February 13, 2018 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the fourth quarter and year ended December 31, 2017.

Highlights

•	NXRT reported Net Income, FFO[1], Core FFO[1] and AFFO[1] of $53.4M, $25.1M, $30.4M and $35.1M, respectively, attributable to common stockholders for the year ended December 31, 2017.

•	For the year ended December 31, 2017, 2016-2017 Same Store properties average effective rent, total revenue and NOI[1] increased 4.4%, 7.0% and 8.6%, respectively, over the prior year period.

•	The weighted average effective monthly rent per unit across all 33 properties held as of December 31, 2017 (the “Portfolio”), consisting of 11,775 units, was $948, while physical occupancy was 93.8%.

•	NXRT paid a fourth quarter dividend of $0.25 per share of common stock on December 29, 2017; this cash dividend represented a $0.03 per share, or 13.6% increase, over the prior quarter’s dividend.

•	During the fourth quarter, NXRT acquired Atera Apartments, a 380-unit property in Dallas, Texas for $59.2 million.

•	During the fourth quarter, NXRT used proceeds from the sale of The Arbors, The Crossings, The Crossings at Holcomb Bridge and The Knolls (the “NAVA Portfolio”) to pay down approximately $46.0 million on the bridge facility with KeyBank National Association (the “2017 Bridge Facility”).

•	During 2017, for the properties in our Portfolio, NXRT completed 1,408 full and partial interior upgrades and leased 1,246 upgraded units, achieving $89 average monthly rent premiums and a 22.0% ROI. Since inception, for the properties in our Portfolio, we have completed 4,374 full and partial upgrades and achieved a $90 average monthly rental increase per unit, equating to a 21.0% ROI on all units leased as of December 31, 2017.

1.	FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

•	During 2017, NXRT repurchased 104,361 shares of its common stock at a total cost of approximately $2,435,000, or $23.33 per share. As of December 31, 2017, NXRT had repurchased a total of 354,517 shares of its common stock at a total cost of approximately $7,022,000, or $19.81 per share.

•	Our seven interest rate swap agreements have effectively fixed the interest rate on $650.0 million, or approximately 92%, of our $703.1 million of floating rate mortgage debt outstanding as of December 31, 2017. As of December 31, 2017, the adjusted weighted average interest rate of our total indebtedness was 3.24%.

“2017 symbolized a year of transformation, achievement, and strategic positioning to further bolster the future growth and development of NXRT. We worked diligently to fortify the Company’s balance sheet – favorably refinancing over $500 million of mortgage debt and adding $250 million of floating rate hedge positions, reducing our floating rate exposure to <10% of total mortgage debt. We continued to execute our internal growth strategies; harvesting gains and recycling capital into well-located assets in our core markets of Dallas, Houston and Atlanta; distributing $19.3 million in dividends; buying back over 100,000 shares at discounts to our Net Asset Value estimate; and generating 20%+ ROIs on unit upgrades,” stated NXRT Chairman and President, Jim Dondero. “We are also pleased to report superior same store performance for Q4 and full year 2017. Moving forward in 2018, we maintain a core focus on creating value – for our residents, for our communities, and for our shareholders.”

Full Year 2017 Financial Results

•	Total revenues were $144.2 million for the full year 2017, compared to $132.8 million for the full year 2016.

•	Net income for the full year 2017 totaled $56.4 million, or earnings of $2.49 per diluted share, which included $78.4 million of gain on sales of real estate and $48.8 million of depreciation and amortization expense. This compared to net income of $25.9 million, or $1.03 per diluted share, for the full year 2016, which included $25.9 million of gain on sales of real estate and $35.6 million of depreciation and amortization expense.

•	The change in our net income between the periods primarily relates to increases in gain on sales of real estate and same store operating results, and was partially offset by increases in depreciation and amortization expense, interest expense and loss on extinguishment of debt and modification costs. The change in our net income between the periods was also due to our acquisition and disposition activity in 2016 and 2017 and the timing of the transactions.

•	For the full year 2017, NOI¹ was $76.6 million, compared to $69.7 million for the full year 2016.

•	For the full year 2017, Same Store NOI¹ increased 8.6% to $55.0 million, compared to $50.7 million for the full year 2016.

•	For the full year 2017, FFO¹ totaled $25.1 million, or $1.17 per diluted share, compared to $31.0 million, or $1.46 per diluted share, for the full year 2016.

•	For the full year 2017, Core FFO¹ totaled $30.4 million, or $1.42 per diluted share, compared to $31.3 million, or $1.47 per diluted share, for the full year 2016.

•	For the full year 2017, AFFO¹ totaled $35.1 million, or $1.64 per diluted share, compared to $33.5 million, or $1.57 per diluted share, for the full year 2016.

Fourth Quarter 2017 Financial Results

•	Total revenues were $34.9 million for the fourth quarter of 2017, compared to $32.6 million for the fourth quarter of 2016.

•	Net loss for the fourth quarter of 2017 totaled $(4.3) million, or a loss of $(0.21) per share, which included depreciation and amortization expense of $12.9 million. This compared to net income of $0.2 million, or $0.01 per diluted share, for the fourth quarter of 2016, which included depreciation and amortization expense of $9.3 million.

•	The change in our net income (loss) between the periods primarily relates to increases in depreciation and amortization expense and interest expense.

•	For the fourth quarter of 2017, NOI¹ was $19.3 million, compared to $17.5 million for the fourth quarter of 2016.

•	For the fourth quarter of 2017, Same Store NOI¹ increased 10.5% to $14.9 million, compared to $13.4 million for the fourth quarter of 2016.

•	For the fourth quarter of 2017, FFO¹ totaled $8.5 million, or $0.40 per diluted share, compared to $8.3 million, or $0.39 per diluted share, for the fourth quarter of 2016.

•	For the fourth quarter of 2017, Core FFO¹ totaled $8.4 million, or $0.39 per diluted share, compared to $7.3 million, or $0.34 per diluted share, for the fourth quarter of 2016.

•	For the fourth quarter of 2017, AFFO¹ totaled $9.5 million, or $0.44 per diluted share, compared to $8.1 million, or $0.38 per diluted share, for the fourth quarter of 2016.

2016-2017 Same Store Results of Operations for the Years Ended December 31, 2017 and 2016

There are 26 properties encompassing 8,871 units of apartment space in our same store pool for the years ended December 31, 2017 and 2016 (our “2016-2017 Same Store” properties). As of December 31, 2017, our 2016-2017 Same Store properties were approximately 94.0% leased with a weighted average monthly effective rent per occupied apartment unit of $901. As of December 31, 2016, our 2016-2017 Same Store properties were approximately 93.6% leased with a weighted average monthly effective rent per occupied apartment unit of $863.

The following table reflects the revenues, property operating expenses and NOI for the years ended December 31, 2017 and 2016 for our 2016-2017 Same Store and Non-Same Store properties (dollars in thousands):

	For the Year Ended December 31,
	2017	2016	$ Change	% Change
Revenues
Same Store
Rental income	$87,677	$82,509	$5,168	6.3%
Other income	13,849	12,415	1,434	11.6%

Same Store revenues	101,526	94,924	6,602	7.0%
Non-Same Store
Rental income	37,346	32,910	4,436	13.5%
Other income	5,363	5,014	349	7.0%

Non-Same Store revenues	42,709	37,924	4,785	12.6%

Total revenues	144,235	132,848	11,387	8.6%

Operating expenses
Same Store
Property operating expenses (1)	27,554	26,386	1,168	4.4%
Real estate taxes and insurance	12,300	11,518	782	6.8%
Property management fees (2)	3,051	2,851	200	7.0%
Property general and administrative expenses (3)	3,575	3,475	100	2.9%

Same Store operating expenses	46,480	44,230	2,250	5.1%
Non-Same Store
Property operating expenses (4)	11,583	11,699	(116)	-1.0%
Real estate taxes and insurance	6,861	4,544	2,317	51.0%
Property management fees (2)	1,279	1,132	147	13.0%
Property general and administrative expenses (5)	1,454	1,523	(69)	-4.5%

Non-Same Store operating expenses	21,177	18,898	2,279	12.1%

Total operating expenses	67,657	63,128	4,529	7.2%

NOI
Same Store	55,046	50,694	4,352	8.6%
Non-Same Store	21,532	19,026	2,506	13.2%

Total NOI (6)	$76,578	$69,720	$6,858	9.8%

(1)	For the years ended December 31, 2017 and 2016, excludes approximately $(306,000) and $61,000, respectively, of casualty-related expenses/(recoveries).
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of NexPoint Residential Trust Operating Partnership, L.P. (the “OP”).
(3)	For the years ended December 31, 2017 and 2016, excludes approximately $809,000 and $628,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(4)	For the years ended December 31, 2017 and 2016, excludes approximately $19,000 and $90,000, respectively, of casualty-related expenses.
(5)	For the years ended December 31, 2017 and 2016, excludes approximately $321,000 and $251,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(6)	For additional information regarding NOI, see the “Definitions and Reconciliations” section of this release.

2015-2017 Same Store Results of Operations for the Years Ended December 31, 2017, 2016 and 2015

There are 17 properties encompassing 5,546 units of apartment space in our same store pool for the years ended December 31, 2017, 2016 and 2015 (our “2015-2017 Same Store” properties). As of December 31, 2017, our 2015-2017 Same Store properties were approximately 94.4% leased with a weighted average monthly effective rent per occupied apartment unit of $923. As of December 31, 2016, our 2015-2017 Same Store properties were approximately 94.1% leased with a weighted average monthly effective rent per occupied apartment unit of $885. As of December 31, 2015, our 2015-2017 Same Store properties were approximately 94.9% leased with a weighted average monthly effective rent per occupied apartment unit of $827.

The following table reflects the revenues, property operating expenses and NOI for the years ended December 31, 2017, 2016 and 2015 for our 2015-2017 Same Store and Non-Same Store properties (dollars in thousands):

	For the Year Ended December 31,			2017 compared to 2016		2016 compared to 2015
	2017	2016	2015	$ Change	% Change	$ Change	% Change
Revenues
Same Store
Rental income	$56,438	$53,139	$49,026	$3,299	6.2%	$4,113	8.4%
Other income	8,342	7,579	6,382	763	10.1%	1,197	18.8%

Same Store revenues	64,780	60,718	55,408	4,062	6.7%	5,310	9.6%
Non-Same Store
Rental income	68,585	62,280	54,778	6,305	10.1%	7,502	13.7%
Other income	10,870	9,850	7,472	1,020	10.4%	2,378	31.8%

Non-Same Store revenues	79,455	72,130	62,250	7,325	10.2%	9,880	15.9%

Total revenues	144,235	132,848	117,658	11,387	8.6%	15,190	12.9%

Operating expenses
Same Store
Property operating expenses (1)	17,606	16,779	15,741	827	4.9%	1,038	6.6%
Real estate taxes and insurance	7,878	7,320	7,254	558	7.6%	66	0.9%
Property management fees (2)	1,947	1,823	1,651	124	6.8%	172	10.4%
Property general and administrative expenses (3)	2,257	2,151	1,973	106	4.9%	178	9.0%

Same Store operating expenses	29,688	28,073	26,619	1,615	5.8%	1,454	5.5%
Non-Same Store
Property operating expenses (4)	21,531	21,306	18,486	225	1.1%	2,820	15.3%
Real estate taxes and insurance	11,283	8,742	7,977	2,541	29.1%	765	9.6%
Property management fees (2)	2,383	2,160	1,850	223	10.3%	310	16.8%
Property general and administrative expenses (5)	2,772	2,847	2,319	(75)	-2.6%	528	22.8%

Non-Same Store operating expenses	37,969	35,055	30,632	2,914	8.3%	4,423	14.4%

Total operating expenses	67,657	63,128	57,251	4,529	7.2%	5,877	10.3%

NOI
Same Store	35,092	32,645	28,789	2,447	7.5%	3,856	13.4%
Non-Same Store	41,486	37,075	31,618	4,411	11.9%	5,457	17.3%

Total NOI (6)	$76,578	$69,720	$60,407	$6,858	9.8%	$9,313	15.4%

(1)	For the years ended December 31, 2017, 2016 and 2015, excludes approximately $56,000, $39,000 and $12,000, respectively, of casualty-related expenses.
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the OP.
(3)	For the years ended December 31, 2017, 2016 and 2015, excludes approximately $638,000, $477,000 and $638,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(4)	For the years ended December 31, 2017, 2016 and 2015, excludes approximately $(343,000), $112,000 and $13,000, respectively, of casualty-related expenses/(recoveries).
(5)	For the years ended December 31, 2017, 2016 and 2015, excludes approximately $492,000, $402,000 and $471,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(6)	For additional information regarding NOI, see the “Definitions and Reconciliations” section of this release.

Q4 Same Store Results of Operations for the Three Months Ended December 31, 2017 and 2016

There are 27 properties encompassing 9,088 units of apartment space in our same store pool for the three months ended December 31, 2017 and 2016 (our “Q4 Same Store” properties). As of December 31, 2017, our Q4 Same Store properties were approximately 94.0% leased with a weighted average monthly effective rent per occupied apartment unit of $908. As of December 31, 2016, our Q4 Same Store properties were approximately 93.6% leased with a weighted average monthly effective rent per occupied apartment unit of $869.

The following table reflects the revenues, property operating expenses and NOI for the three months ended December 31, 2017 and 2016 for our Q4 Same Store and Non-Same Store properties (dollars in thousands):

	For the Three Months Ended December 31,
	2017	2016	$ Change	% Change
Revenues
Same Store
Rental income	$23,072	$21,595	$1,477	6.8%
Other income	3,515	3,318	197	5.9%

Same Store revenues	26,587	24,913	1,674	6.7%
Non-Same Store
Rental income	7,387	6,418	969	15.1%
Other income	939	1,270	(331)	-26.1%

Non-Same Store revenues	8,326	7,688	638	8.3%

Total revenues	34,913	32,601	2,312	7.1%

Operating expenses
Same Store
Property operating expenses (1)	7,158	6,898	260	3.8%
Real estate taxes and insurance	2,866	2,936	(70)	-2.4%
Property management fees (2)	800	749	51	6.8%
Property general and administrative expenses (3)	901	881	20	2.3%

Same Store operating expenses	11,725	11,464	261	2.3%
Non-Same Store
Property operating expenses (4)	2,017	2,331	(314)	-13.5%
Real estate taxes and insurance	1,384	800	584	73.0%
Property management fees (2)	250	227	23	10.1%
Property general and administrative expenses (5)	276	271	5	1.8%

Non-Same Store operating expenses	3,927	3,629	298	8.2%

Total operating expenses	15,652	15,093	559	3.7%

NOI
Same Store	14,862	13,449	1,413	10.5%
Non-Same Store	4,399	4,059	340	8.4%

Total NOI (6)	$19,261	$17,508	$1,753	10.0%

(1)	For the three months ended December 31, 2017 and 2016, excludes approximately $82,000 and $52,000, respectively, of casualty-related expenses.
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the OP.
(3)	For the three months ended December 31, 2017 and 2016, excludes approximately $188,000 and $181,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(4)	For the three months ended December 31, 2017 and 2016, excludes approximately $(18,000) and $8,000, respectively, of casualty-related expenses/(recoveries).
(5)	For the three months ended December 31, 2017 and 2016, excludes approximately $38,000 and $71,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(6)	For additional information regarding NOI, see the “Definitions and Reconciliations” section of this release.

Acquisition of Property

On October 25, 2017, NXRT acquired Atera Apartments, a 380-unit property in Dallas, TX for $59.2 million. NXRT acquired Atera Apartments using approximately $17.0 million of cash on hand and $14.1 million of proceeds from the NAVA Portfolio, which related to the sale of The Crossings at Holcomb Bridge, in the opening leg of a 1031 Exchange. NXRT completed the reverse portion of the 1031 Exchange of Atera Apartments with the sale of Timberglen on January 31, 2018 (see “Subsequent Events” below). This is NXRT’s eleventh acquisition in Dallas, expanding its footprint in the market to 3,556 units and bringing its total portfolio to 33 properties consisting of 11,775 units in 10 markets as of December 31, 2017.

For the full year 2017, NXRT completed three acquisitions totaling 1,348 units for a combined gross purchase price of $197.2 million.

Disposition of Property

As previously reported, NXRT completed the disposition of nine properties during the year, totaling 2,538 units, for net cash proceeds of $224.4 million, before debt repayments. The combined returns totaled an IRR of approximately 46% and a 2.73x multiple on invested capital1.

(1)	We define a “multiple on invested capital” as the total return to NXRT (inclusive of the Company’s share of property distributions and net cash proceeds from sale, less mortgage debt repaid) divided by NXRT’s total capital investment in the properties.

Value-Add Programs

For the properties in our Portfolio as of December 31, 2017, we completed full and partial renovations on 1,408 units in 2017 at an average cost of $4,897 per renovated unit. Since inception, for the properties in our Portfolio, we have completed full and partial renovations on 4,374 units at an average cost of $4,962 per renovated unit that has been leased as of December 31, 2017. We have achieved average rent growth of 10.8%, or a $90 average monthly rental increase per unit, on all units renovated and leased as of December 31, 2017, resulting in a return on invested capital for interior renovations of 21.0%.

The following table sets forth a summary of our capital expenditures related to our value-add program for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	For the Year Ended December 31,
Rehab Expenditures	2017	2016	2015
Interior (1)	$8,393	$9,974	$12,229
Exterior and common area	7,621	10,297	21,449

Total rehab expenditures	$16,014	$20,271	$33,678

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs. For the years ended December 31, 2017, 2016 and 2015, we completed full and partial interior rehabs on 1,588, 1,812 and 2,313 units, respectively.

First Quarter 2018 Dividend

On February 12, 2018, NXRT’s board of directors declared a quarterly dividend of $0.25 per share of common stock. The dividend will be paid on March 30, 2018 to stockholders of record on March 20, 2018.

Share Repurchase Program

During the year ended December 31, 2017, NXRT repurchased 104,361 shares of its common stock at a total cost of approximately $2,435,000, or $23.33 per share. As of December 31, 2017, NXRT had repurchased a total of 354,517 shares of its common stock at a total cost of approximately $7,022,000, or $19.81 per share. As of December 31, 2017, NXRT had 21,049,565 shares of its common stock issued and outstanding.

Subsequent Events

Disposition of Timberglen

On January 31, 2018, NXRT sold Timberglen, a 304-unit property in Dallas, Texas, for $30.0 million (numbers in the below table are in thousands).

Property Name (1)	Location	Date of Sale	Sales Price	Debt Outstanding (2)	Net Cash Proceeds (3)		Real Estate Carrying Value, net (2)
Timberglen (4)	Dallas, Texas	January 31, 2018	$30,000	$17,226	$29,567	(5)	$15,804

(1)	Property was classified as held for sale as of December 31, 2017.
(2)	As of December 31, 2017. NXRT incurred a prepayment penalty of approximately $0.2 million in connection with the payoff of the mortgage loan.
(3)	Represents sales price, net of closing costs
(4)	NXRT completed the reverse portion of the 1031 Exchange of Atera Apartments with the sale of Timberglen.
(5)	In February 2018, NXRT used $8.6 million of the proceeds from the sale of Timberglen to pay the entire $8.6 million outstanding on its 2017 Bridge Facility, which retired the facility.

Renewal of Advisory Agreement

On February 12, 2018, the Board, including the independent directors, unanimously approved the renewal of the Advisory Agreement with the Adviser for a one-year term that expires on March 16, 2019.

Share Repurchase Program

Subsequent to December 31, 2017, NXRT repurchased 118,927 shares of its common stock at a total cost of approximately $3,000,000, or $25.23 per share. As of February 12, 2017, NXRT had repurchased a total of 473,444 shares of its common stock at a total cost of approximately $10,022,000, or $21.17 per share.

2018 Full Year Guidance Summary

NXRT is providing initial 2018 guidance ranges1 for Earnings (loss) per diluted share, Core FFO per diluted share2 Same Store Rental Income, Same Store Total Revenue, Same Store Total Expenses, and Same Store NOI2 as follows:

	Low-End	Mid-Point	High-End
Earnings (loss)/sh (3)	($0.03)	$0.02	$0.07
Core FFO/sh (3)	$1.60	$1.65	$1.70
Same Store Growth: (4)
Rental Income	4.8%	5.3%	5.8%
Total Revenue	5.0%	5.5%	6.0%
Total Expenses	3.5%	4.0%	4.5%
NOI	5.5%	6.5%	7.5%

(1)	Full Year 2018 guidance forecast includes same store growth projections presented above, taking into effect the Timberglen sale, and no further acquisition or disposition activity for the remainder of the year. For more information and a reconciliation of 2018 Full Year Non-GAAP Guidance to 2018 Full Year net income guidance, see ““Definitions and Reconciliations” section of this release.
(2)	Same Store NOI and Core FFO are non-GAAP measures. For reconciliations of Same Store NOI and Core FFO to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.
(3)	Weighted average diluted share count estimate for FY 2018 is approximately 21.5 million.
(4)	Year-over-year growth for 2018 pro forma same store pool (29 properties, excluding Timberglen).

Additional information on fourth quarter and full year 2017 results and 2018 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Fourth Quarter Earnings Conference Call

NXRT will host a call on Tuesday, February 13, 2018 at 11:00 a.m. ET to discuss its fourth quarter and full year 2017 financial results and present 2018 earnings guidance. The conference call can be accessed live over the phone by dialing (888) 724-9513 or, for international callers, (719) 325-4857, and using passcode Conference ID: 1189856. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”). An online replay will be available shortly after the call on the Company’s website and continue to be available for 60 days.

A replay of the conference call will also be available through Tuesday, February 20, 2018, by dialing (888) 203-1112 or, for international callers, (719) 457-0820 and entering passcode 1189856.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “estimate,” “may,” “should,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding NXRT’s guidance for financial results for the full year 2018 or expected dispositions or acquisitions. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Select Financial Information

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Operating Real Estate Investments
Land	$189,615	$165,863
Buildings and improvements	806,981	733,374
Intangible lease assets	1,340	5,140
Construction in progress	3,786	2,828
Furniture, fixtures, and equipment	44,725	36,616

Total Gross Operating Real Estate Investments	1,046,447	943,821
Accumulated depreciation and amortization	(88,252)	(60,214)

Total Net Operating Real Estate Investments	958,195	883,607
Real estate held for sale, net of accumulated depreciation of $3,397 and $6,099, respectively	32,961	79,430

Total Net Real Estate Investments	991,156	963,037
Cash and cash equivalents	16,036	22,705
Restricted cash	27,212	32,556
Accounts receivable	2,932	3,008
Prepaid and other assets	1,559	1,678
Fair market value of interest rate swaps	16,480	12,413

TOTAL ASSETS	$1,055,375	$1,035,397

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$724,057	$367,453
Mortgages payable held for sale, net	30,348	55,685
Credit facilities, net	29,843	310,492
Bridge facility, net	8,576	29,874
Accounts payable and other accrued liabilities	6,226	5,551
Accrued real estate taxes payable	9,684	6,534
Accrued interest payable	2,074	1,067
Security deposit liability	1,518	1,364
Prepaid rents	1,470	1,275

Total Liabilities	813,796	779,295

Redeemable noncontrolling interests in the Operating Partnership	2,135	—

Equity:
Preferred stock, $0.01 par value: 100,000,000 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value: 500,000,000 shares authorized; 21,049,565 and 21,043,669 shares issued and outstanding, respectively	210	213
Additional paid-in capital	206,227	241,450
Accumulated earnings less dividends	19,288	(14,584)
Accumulated other comprehensive income	13,719	9,052
Common stock held in treasury at cost; 0 and 250,156 shares, respectively	—	(4,587)

Total Stockholders’ Equity	239,444	231,544
Noncontrolling interests	—	24,558

Total Equity	239,444	256,102

TOTAL LIABILITIES AND EQUITY	$1,055,375	$1,035,397

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2017	2016	2015
Revenues
Rental income	$125,023	$115,419	$103,804
Other income	19,212	17,429	13,854

Total revenues	144,235	132,848	117,658

Expenses
Property operating expenses	38,850	38,236	34,252
Acquisition costs	—	386	2,975
Real estate taxes and insurance	19,161	16,062	15,231
Property management fees (1)	4,330	3,983	3,501
Advisory and administrative fees (2)	7,419	6,802	5,565
Corporate general and administrative expenses	6,275	4,014	2,455
Property general and administrative expenses	6,159	5,877	5,401
Depreciation and amortization	48,752	35,643	40,801

Total expenses	130,946	111,003	110,181

Operating income	13,289	21,845	7,477
Interest expense	(29,576)	(20,167)	(17,817)
Loss on extinguishment of debt and modification costs	(5,719)	(1,722)	(652)
Gain on sales of real estate	78,365	25,932	—

Net income (loss)	56,359	25,888	(10,992)
Net income (loss) attributable to noncontrolling interests	2,836	4,006	(160)
Net income attributable to redeemable noncontrolling interests in the Operating Partnership	149	—	—

Net income (loss) attributable to common stockholders	$53,374	$21,882	$(10,832)

Other comprehensive income (loss)
Unrealized gains (losses) on interest rate derivatives	4,568	10,833	(391)

Total comprehensive income (loss)	60,927	36,721	(11,383)
Comprehensive income (loss) attributable to noncontrolling interests	2,720	5,090	(93)
Comprehensive income attributable to redeemable noncontrolling interests in the Operating Partnership	166	—	—

Comprehensive income (loss) attributable to common stockholders	$58,041	$31,631	$(11,290)

Weighted average common shares outstanding - basic	21,057	21,232	21,294

Weighted average common shares outstanding - diluted	21,399	21,314	21,294

Earnings (loss) per share - basic	$2.53	$1.03	$(0.51)

Earnings (loss) per share - diluted	$2.49	$1.03	$(0.51)

Dividends declared per common share	$0.910	$0.838	$0.618

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the Company’s operating partnership.
(2)	Fees incurred to the Company’s adviser.

Definitions and Reconciliations

This press release includes analysis of funds from operations, or FFO, core funds from operations, or Core FFO, adjusted funds from operations, or AFFO, and net operating income, or NOI, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of FFO, Core FFO, AFFO, and NOI, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our 2016-2017, 2015-2017 and Q4 Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting periods. Same Store analysis for the full years 2016-2017 includes 26 properties totaling 8,871 units, or approximately 75% of our Portfolio; the full years 2015-2017 includes 17 properties totaling 5,546 units, or approximately 47% of our Portfolio; while the fourth quarters 2016-2017 includes 27 properties totaling 9,088 units, or approximately 77% of our Portfolio.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) advisory and administrative fees, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, (7) casualty-related expenses/(recoveries), and (8) property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on behalf of NXRT at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and our 2016-2017 Same Store NOI for the years ended December 31, 2017 and 2016 to net income, the most directly comparable GAAP financial measure (in thousands):

	For the Year Ended December 31,
	2017	2016
Net income	$56,359	$25,888
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	7,419	6,802
Corporate general and administrative expenses	6,275	4,014
Casualty-related expenses/(recoveries) (1)	(287)	151
Property general and administrative expenses (2)	1,130	879
Depreciation and amortization	48,752	35,643
Interest expense	29,576	20,167
Loss on extinguishment of debt and modification costs	5,719	1,722
Gain on sales of real estate	(78,365)	(25,932)
Acquisition costs	—	386

NOI	$76,578	$69,720

Less Non-Same Store
Revenues	(42,709)	(37,924)
Operating expenses	21,177	18,898

Same Store NOI	$55,046	$50,694

(1)	Adjustment to net income to exclude certain property operating expenses that are casualty-related expenses/(recoveries).
(2)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and our 2015-2017 Same Store NOI for the years ended December 31, 2017, 2016 and 2015 to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	For the Year Ended December 31,
	2017	2016	2015
Net income (loss)	$56,359	$25,888	$(10,992)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	7,419	6,802	5,565
Corporate general and administrative expenses	6,275	4,014	2,455
Casualty-related expenses/(recoveries) (1)	(287)	151	25
Property general and administrative expenses (2)	1,130	879	1,109
Depreciation and amortization	48,752	35,643	40,801
Interest expense	29,576	20,167	17,817
Loss on extinguishment of debt and modification costs	5,719	1,722	652
Gain on sales of real estate	(78,365)	(25,932)	—
Acquisition costs	—	386	2,975

NOI	$76,578	$69,720	$60,407

Less Non-Same Store
Revenues	(79,455)	(72,130)	(62,250)
Operating expenses	37,969	35,055	30,632

Same Store NOI	$35,092	$32,645	$28,789

(1)	Adjustment to net income (loss) to exclude certain property operating expenses that are casualty-related expenses/(recoveries).
(2)	Adjustment to net income (loss) to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and our Q4 Same Store NOI for the three months ended December 31, 2017 and 2016 to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended December 31,
	2017	2016
Net income (loss)	$(4,343)	$176
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,875	1,858
Corporate general and administrative expenses	1,433	1,365
Casualty-related expenses (1)	64	60
Property general and administrative expenses (2)	226	252
Depreciation and amortization	12,886	9,280
Interest expense	7,097	4,517
Loss on extinguishment of debt and modification costs	2	—
Gain on sales of real estate	21	—

NOI	$19,261	$17,508

Less Non-Same Store
Revenues	(8,326)	(7,688)
Operating expenses	3,927	3,629

Same Store NOI	$14,862	$13,449

(1)	Adjustment to net income (loss) to exclude certain property operating expenses that are casualty-related expenses.
(2)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT.

Since the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) before adjusting for amounts attributable to (1) noncontrolling interests in consolidated joint ventures and (2) redeemable noncontrolling interests in the OP; we show the combined amounts attributable to such noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. Core FFO makes certain adjustments to FFO, which are either not likely to occur on a continuing basis or are otherwise not representative of the continuing operating performance of our portfolio.

Core FFO adjusts FFO to remove items such as acquisition expenses, losses on extinguishment of debt and modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred loan costs related to the early retirement of debt and costs incurred in connection with a debt modification that are expensed), the amortization of deferred financing costs incurred in connection with obtaining short-term debt financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests (as described above) related to these items. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

AFFO makes certain adjustments to Core FFO. There is no industry standard definition of AFFO and practice is divergent across the industry. AFFO adjusts Core FFO to remove items such as equity-based compensation expense and the amortization of deferred financing costs incurred in connection with obtaining long-term debt financing, and the noncontrolling interests (as described above) related to these items. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

The effect of the conversion of OP Units held by noncontrolling limited partners is not reflected in the computation of basic and diluted FFO, Core FFO and AFFO per share, as they are exchangeable for common stock on a one-for-one basis. The FFO, Core FFO and AFFO allocable to such units is allocated on this same basis and reflected in the adjustments for noncontrolling interests below. As such, the assumed conversion of these units would have no net impact on the determination of diluted FFO, Core FFO and AFFO per share.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. While FFO, Core FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income (loss) as defined by GAAP and should not be considered as an alternative or substitute to those measures in evaluating our liquidity or operating performance. FFO, Core FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO, Core FFO and AFFO may not be comparable to FFO, Core FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define Core FFO or AFFO differently than we do.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the years ended December 31, 2017, 2016 and 2015 (in thousands, except per share amounts):

	For the Year Ended December 31,
	2017	2016	2015
Net income (loss)	$56,359	$25,888	$(10,992)
Depreciation and amortization	48,752	35,643	40,801
Gain on sales of real estate	(78,365)	(25,932)	—
Adjustment for noncontrolling interests	(1,695)	(4,583)	(4,170)

FFO attributable to common stockholders	25,051	31,016	25,639

FFO per share - basic	$1.19	$1.46	$1.20

FFO per share - diluted	$1.17	$1.46	$1.20

Acquisition costs	—	386	2,975
Loss on extinguishment of debt and modification costs	5,719	1,722	652
Change in fair value on derivative instruments - ineffective portion	(309)	(1,683)	—
Amortization of deferred financing costs - acquisition term notes	403	—	—
Adjustment for noncontrolling interests	(429)	(94)	(322)

Core FFO attributable to common stockholders	30,435	31,347	28,944

Core FFO per share - basic	$1.45	$1.48	$1.36

Core FFO per share - diluted	$1.42	$1.47	$1.36

Amortization of deferred financing costs - long term debt	1,592	1,423	1,081
Equity-based compensation expense	3,108	825	—
Adjustment for noncontrolling interests	(76)	(140)	(92)

AFFO attributable to common stockholders	35,059	33,455	29,933

AFFO per share - basic	$1.66	$1.58	$1.41

AFFO per share - diluted	$1.64	$1.57	$1.41

Weighted average common shares outstanding - basic	21,057	21,232	21,294

Weighted average common shares outstanding - diluted	21,399	21,314	21,294

Dividends declared per common share	$0.910	$0.838	(1)

FFO Coverage - diluted	1.29x	1.74x	(1)
Core FFO Coverage - diluted	1.56x	1.76x	(1)
AFFO Coverage - diluted	1.80x	1.87x	(1)

The year ended December 31, 2017 as compared to the year ended December 31, 2016

FFO was $25.1 million for the year ended December 31, 2017 compared to $31.0 million for the year ended December 31, 2016, which was a decrease of approximately $5.9 million. The change in our FFO between periods primarily relates to increases in total property operating expenses of approximately $4.0 million, interest expense of approximately $9.4 million, loss on extinguishment of debt and modification costs of approximately $4.0 million and corporate general and administrative expenses of approximately $2.3 million, and was partially offset by an increase in total revenues of approximately $11.4 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $30.4 million for the year ended December 31, 2017 compared to $31.3 million for the year ended December 31, 2016, which was a decrease of approximately $0.9 million. The change in our Core FFO between periods primarily relates to decreases in gain recognized related to the ineffective portion of changes in fair value of our interest rate swap derivatives designated as cash flow hedges of approximately $1.4 million and FFO, partially offset by a $4.0 million increase in loss on extinguishment of debt and modification costs and adjustments for amounts attributable to noncontrolling interests.

AFFO was $35.1 million for the year ended December 31, 2017 compared to $33.5 million for the year ended December 31, 2016, which was an increase of approximately $1.6 million. The change in our AFFO between periods primarily relates to an increase in equity-based compensation expense of approximately $2.3 million, partially offset by a decrease in Core FFO.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the three months ended December 31, 2017 and 2016 (in thousands, except per share amounts):

	For the Three Months Ended December 31,
	2017	2016
Net income (loss)	$(4,343)	$176
Depreciation and amortization	12,886	9,280
Gain on sales of real estate	21	—
Adjustment for noncontrolling interests	(25)	(1,182)

FFO attributable to common stockholders	8,539	8,274

FFO per share - basic	$0.41	$0.39

FFO per share - diluted	$0.40	$0.39

Acquisition costs	—	—
Loss on extinguishment of debt and modification costs	2	—
Change in fair value on derivative instruments - ineffective portion	(212)	(1,084)
Amortization of deferred financing costs - acquisition term notes	80	—
Adjustment for noncontrolling interests	1	94

Core FFO attributable to common stockholders	8,410	7,284

Core FFO per share - basic	$0.40	$0.35

Core FFO per share - diluted	$0.39	$0.34

Amortization of deferred financing costs - long term debt	367	339
Equity-based compensation expense	694	529
Adjustment for noncontrolling interests	(4)	(47)

AFFO attributable to common stockholders	9,467	8,105

AFFO per share - basic	$0.45	$0.38

AFFO per share - diluted	$0.44	$0.38

Weighted average common shares outstanding - basic	21,055	21,080

Weighted average common shares outstanding - diluted	21,375	21,290

Dividends declared per common share	$0.250	$0.220

FFO Coverage - diluted	1.60x	1.77x
Core FFO Coverage - diluted	1.57x	1.56x
AFFO Coverage - diluted	1.77x	1.73x

The three months ended December 31, 2017 as compared to the three months ended December 31, 2016

FFO was $8.5 million for the three months December 31, 2017 compared to $8.3 million for the three months ended December 31, 2016, which was an increase of approximately $0.2 million. The change in our FFO between periods primarily relates to increases in total property operating expenses of approximately $0.5 million and interest expense of approximately $2.6 million, and was partially offset by an increase in total revenues of approximately $2.3 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $8.4 million for the three months ended December 31, 2017 compared to $7.3 million for the three months ended December 31, 2016, which was an increase of approximately $1.1 million. The change in our Core FFO between periods primarily relates to a decrease in gain recognized related to the ineffective portion of changes in fair value of our interest rate swap derivatives designated as cash flow hedges of approximately $0.9 million and an increase in FFO.

AFFO was $9.5 million for the three months ended December 31, 2017 compared to $8.1 million for the three months ended December 31, 2016, which was an increase of approximately $1.4 million. The change in our AFFO between periods primarily relates to increases in equity-based compensation expense of approximately $0.2 million and Core FFO.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year.

For our full year 2016-2017 Same Store properties, there are 26 properties meeting this definition: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704 Apartments, Madera Point, The Pointe at the Foothills, and Venue at 8651.

For our full years 2015-2017 Same Store properties, there are 17 properties meeting this definition: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, Sabal Palm at Lake Buena Vista, and Southpoint Reserve at Stoney Creek.

For our Q4 Same Store properties, there are 27 properties meeting this definition: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704 Apartments, Madera Point, The Pointe at the Foothills, Venue at 8651, and Parc500.

Reconciliation of FY 2018 Guidance for NOI, FFO, Core FFO and AFFO

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2018 (in thousands):

For the Year Ended December 31, 2018
Mid-point
Net income	$450
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	7,465
Corporate general and administrative expenses	7,321
Property general and administrative expenses (1)	910
Depreciation and amortization	48,325
Interest expense	27,078
Loss on extinguishment of debt and modification costs	560
Gain on sales of real estate	(13,758)

NOI	$78,350

(1)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table reconciles our FFO, Core FFO and AFFO guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2018 (in thousands, except per share data):

For the Year Ended December 31, 2018
Mid-point
Net income	$450
Depreciation and amortization	48,325
Gain on sales of real estate	(13,758)
Adjustment for noncontrolling interests	(105)

FFO attributable to common stockholders	34,911

FFO per share - diluted (1)	$1.62

Loss on extinguishment of debt and modification costs	$560
Amortization of deferred financing costs - acquisition term notes	7
Adjustment for noncontrolling interests	(2)

Core FFO attributable to common stockholders	$35,477

Core FFO per share - diluted (1)	$1.65

Amortization of deferred financing costs - long term debt	$1,431
Equity-based compensation expense	4,221
Adjustment for noncontrolling interests	(17)

AFFO attributable to common stockholders	$41,112

AFFO per share - diluted (1)	$1.91

Weighted average common shares outstanding - diluted	21,496

(1)	For purposes of calculating per share data, NXRT assumes a weighted average diluted share count of 21.5 million for the full year 2018.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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